EXHIBIT 16.2

February 15, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for The Pulse Network, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated February 15, 2017 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Stowe & Degon LLC.

/s/ Stowe & Degon LLC

Stowe & Degon LLC